Exhibit 99.1

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES 2011 CAPITAL BUDGET

•	Total capital budget of $1,040 million approved by Board of Directors; drilling capital budget set at $830 million

•	Roughly 80% of drilling capital being deployed in Eagle Ford shale and Bakken/Three Forks programs

•	Monetization/joint venture of portion of Eagle Ford shale position planned for first half of 2011

•	Capital program to be funded with cash flow from operations, proceeds from planned divestiture activities, and, if necessary, borrowings under the Company’s existing credit facility

•	Reported full year production for 2011 anticipated to be 128.0 – 132.0 BCFE, or 20% higher than expected 2010 reported production

•	Recent marketing agreement increases existing takeaway capacity in Eagle Ford from 80 MMcf/d to 150 MMcf/d by mid-2011

DENVER, December 21, 2010 – SM Energy Company (NYSE: SM) today announces its initial capital budget and production guidance for 2011.

MANAGEMENT COMMENTARY

Tony Best, President and CEO, remarked, “SM Energy has worked hard over the last several years to add resource plays with the scope and scale to build a multi-year drilling inventory.  Today’s capital budget emphasizes how far we have come in a short time, with 80% of our drilling capital being invested in Eagle Ford shale and Bakken/Three Forks projects next year.  Our program for 2011 is focused on oil and rich gas projects that will generate solid returns for shareholders, while modest investments in natural gas and exploration projects will provide inventory for the future.  The company’s strong balance sheet gives us the flexibility to execute our program under a number of different scenarios.  I am excited about our plan for 2011 and the value that it will generate for our shareholders.”

2011 CAPITAL INVESTMENT BUDGET

The Company’s initial capital investment budget for 2011 is detailed in the following table:

2011 Capital Investment Budget
(in millions)
		% of Drilling Capital	% of Total Capital
Drilling Capital
Eagle Ford Shale	$500	60%	48%
Bakken/Three Forks	170	20%	16%
Granite Wash	60	7%	6%
Permian Basin Oil	40	5%	4%
Haynesville Shale	35	4%	3%
Niobrara/Other Oil	25	3%	2%
Subtotal	$830	100%	80%

Non-drilling Capital
Exploration	$ 80		8%
Facilities	65		6%
Land & Seismic	30		3%
Overhead	35		3%
Subtotal	$210		20%

Grand Total	$1,040		100%

Eagle Ford shale – SM Energy plans to begin 2011 operating two (2) drilling rigs on its high working interest 165,000 net acre position in Webb and La Salle counties in South Texas.  Over the course of the year, the Company plans to ramp its operated rig count to four (4) drilling rigs, the vast majority of which will target portions of the acreage containing rich gas and condensate.  Most of the wells planned for the year will be in the Briscoe and Galvan Ranch program areas where SM Energy has been active during 2010.  A higher level of activity is also planned for La Salle County, Texas in order to de-risk and delineate that portion of the Company’s acreage.  In addition, a number of projects such as retained energy fracture stimulations and reduced spacing pilots are planned for next year across the play.  Projects in the Eagle Ford shale program make up the largest portion of the Company’s facilities budget of $65 million.

In the partner-operated portion of SM Energy’s 84,500 net acre position prospective for the Eagle Ford shale, seven (7) rigs are currently being operated by the Company’s partner, Anadarko Petroleum Company.  For 2011, SM Energy anticipates that Anadarko will operate an average of ten (10) rigs for the year.

SM Energy has allocated approximately $500 million for drilling investment in its total Eagle Ford shale position for 2011.  Based on the activity levels contemplated above, capital expenditures net to the Company would be in excess of this amount next year.  The Company is initiating a marketing process to sell down or joint venture a portion of its total position in the play, which will lead to a smaller amount of net investment in 2011.  Bank of America Merrill Lynch has been engaged to market the Eagle Ford shale package on behalf of the Company.  Although details of the composition of the sale package are still being determined, SM Energy currently estimates that it will sell roughly 20% to 30% of its total acreage position and that as a result the net spending for 2011 will be approximately $500 million after adjusting for capital expenditures associated with divested properties and possible drilling carries.

Bakken/Three Forks – SM Energy plans to invest roughly $170 million, or approximately 20% of its drilling capital, in 2011 on projects targeting the Bakken and Three Forks intervals in the Williston Basin.  SM Energy plans to operate two (2) drilling rigs through the first half of next year, with the addition of a third rig planned at mid-year.  Substantially all of this activity is expected to occur in McKenzie and Divide counties, North Dakota.  Operations in McKenzie County will focus on the horizontal Bakken wells in the Company’s Raven prospect area in the western portion of the county, with SM Energy operating approximately two-thirds of this activity.  Activity in Divide County will target the Three Forks interval and will be entirely operated by the Company.

Granite Wash – The Company plans to invest $60 million in 2011 in horizontal wells targeting the Marmaton and Missourian washes (also collectively referred to as the Granite Wash) in Beckham County in western Oklahoma.  Two (2) operated drilling rigs will be required next year to execute on this program.  SM Energy will operate over 65% of this activity.  The economics of these projects benefit from the contribution of higher BTU natural gas and condensate in the production stream.

Permian Basin Oil – SM Energy plans to spend $40 million in the Permian Basin, with approximately $20 million expected to be invested in Wolfberry wells in 2011.  The majority of this program will be operated by an outside partner.  The remaining Permian Basin budget will be allocated to various other plays in the basin.

Haynesville Shale – Approximately $35 million is budgeted for Haynesville shale activity in 2011.  SM Energy has budgeted five (5) gross operated horizontal wells for 2011, of which the majority of costs will be carried under the previously announced carry and earning agreement covering a portion of our acreage position in East Texas.  The Company will also participate in approximately 20 gross (approximately 2 net) partner-operated horizontal wells next year.

SM Energy is currently exploring a number of options for its operated Haynesville shale acreage position in East Texas which would allow the Company to drill enough wells in 2011 and early 2012 to hold its existing acreage while minimizing the amount of capital deployed.  Twelve (12) gross wells in 2011 in addition to the operated wells discussed above and eight (8) gross wells in 2012 would need to be drilled to hold the Company’s acreage position.  The Company has approximately 22,000 net acres in the Shelby Trough in East Texas that is prospective for both the Haynesville and Bossier shales as well as other productive zones up hole.

Niobrara/Other Oil – SM Energy has budgeted $25 million for projects in the northern portion of the DJ Basin in southeastern Wyoming.  Activity will be focused on acreage near the Silo Field in Laramie County, Wyoming.

Production Outlook

The following table details SM Energy’s production guidance for 2010 as well as anticipated production for 2011.

(in BCFE)	2010	2011
Reported Production	106.5 – 109.0	128.0 – 132.0

On a reported basis, the Company anticipates that full year production will grow approximately 20% year over year in 2011.  Adjusting for planned divestiture activity, year over year production growth on retained properties will be even higher.  Additional detail on the Company’s production outlook will be provided as specifics on the size and timing of the contemplated Eagle Ford transaction become known.

DIVESTITURE UPDATE

As previously announced, SM Energy began marketing two packages of non-core assets earlier in the fourth quarter of 2010.  The first package is made up of largely PDP oil assets in the Permian and the Rocky Mountain regions.  The second package is comprised of the Company’s Marcellus shale upstream and midstream assets in north central Pennsylvania.

The Company received bids on both packages in mid-November.  The Company has entered into purchase and sale agreements (“PSAs”) for two portions of the PDP package.  The Permian sub-package was sold for $56 million and the Rocky Mountain sub-package sold for $47 million.  Both of these transactions are subject to customary closing adjustments and commission payments.  The Company’s natural gas assets in the Constitution Field in eastern Texas were not sold due to insufficient bids.  Negotiations for the Marcellus package are ongoing.

EAGLE FORD TAKEAWAY CAPACITY INCREASED

SM Energy recently concluded negotiations with its incumbent gas marketer to increase the takeaway capacity available to the Company in the operated portion of its Eagle Ford shale position.  Takeaway capacity was recently increased from 80 MMcf/d to 100 MMcf/d, and is expected to increase again by mid-2011 to 150 MMcf/d.  This capacity is in addition to the previously announced Eagle Ford Gathering LLC agreement, which ultimately provides up to 200,000 MMBTU/d (approximately 160 MMcf/d) of takeaway capacity.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” “budget,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for divested properties, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2009 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.